                                                                    EXHIBIT 10.4

                   ACQUISITION AND EXPLORATION AGREEMENT

     This Acquisition and Exploration Agreement (the "Agreement"), effective as of July 1, 1997 (the "Effective Date"), by and between Costilla Energy, Inc., a Delaware corporation ("CEI"), and Ballard Petroleum LLC, a Montana limited liability company ("BPL"). CEI and BPL are sometimes herein referred to individually as a "Party" and collectively as the "Parties".

                                 RECITALS

     1. By separate agreement, effective the Effective Date, BPL has sold to CEI certain developed and undeveloped oil and gas properties located within the AMI (as hereinafter defined) pursuant to that certain Purchase and Sale Agreement between BPL and CEI dated July 2, 1997 (the "Acquisition Agreement");

     2. CEI and BPL wish to enter into this Agreement to set forth their understanding concerning their conduct of oil and gas activities within the AMI during the term of this Agreement.

     NOW, THEREFORE, the Parties agree as follows:

                                     I.
                                DEFINITIONS

     In addition to the terms defined elsewhere herein, the following definitions shall apply to this Agreement:

     "ACQUISITION COSTS" shall mean all costs associated with the acquisition of Prospects in the AMI, including, without limitation, costs of brokerage services and actual out of pocket expenses.

     "AMI" shall mean the area of mutual interest established pursuant to
Article VI hereof constituting the States of Colorado, Kansas, Montana, North Dakota, Nebraska, Nevada, South Dakota, Utah and Wyoming and the counties of San Juan and Rio Arriba in New Mexico and Kay County, Oklahoma; provided, however, that the lands described on Exhibit "A" attached hereto shall be excluded from the AMI.

     "BPL G&A" shall include all general and administrative, legal, accounting, geological, land, engineering, travel, cost-of-office occupancy, telephone and postage, employee compensation and other incidental expenses necessary to the conduct of the oil and gas business of BPL; provided, however, that BPL G&A will be reduced by (1) costs of services of engineering and geological consultants when such services relate and are charged to a specific oil and gas property and
(2) overhead reimbursements to BPL under the Operating Agreements or Third Party Operating Agreements (as defined in Article V).

                                  Page #1

     "CASING POINT" means the time when a well has been drilled to the objective depth stated in the initial notice, appropriate tests have been made, and the operator notifies the drilling parties of its recommendation with respect to the running and setting of a production string of casing and completing the well.

     "OPERATING AGREEMENT" shall mean the form of Operating Agreement attached hereto as Exhibit "B".

     "G&A BUDGET" shall mean each of the budgets established annually pursuant to Article IV hereof to provide for BPL G&A, as such budgets may be amended from time to time pursuant to this Agreement.

     "PROSPECT" shall mean either a producing oil and gas property or properties or a geographical area whose subsurface contains the potential of commercial hydrocarbon accumulation based upon geological and/or geophysical evaluation which has been designated as provided in this Agreement and shall include all oil and gas estates of whatever nature acquired within such Prospect. As additional information is developed, the area of the Prospect may be enlarged, subdivided or reduced, subject to agreement of the Parties hereto and any other party in such Prospect.

                                     II.
                          OBLIGATIONS OF THE PARTIES

     In addition to their obligations as specified in the Operating Agreement, the parties shall be obligated as follows:

     2.1 BPL OBLIGATIONS. BPL shall, throughout the term of this Agreement, utilize its best efforts to generate and present to CEI opportunities for acquisitions of undeveloped and producing oil and gas properties within the AMI, as well as evaluate and make recommendations for activities to be conducted on the properties subject to the Acquisition Agreement. BPL shall limit its activities to the AMI.

     2.2 CEI OBLIGATIONS. CEI shall, throughout the term of this Agreement, present to BPL for its review any opportunities presented to it for acquisition of undeveloped or producing properties within the AMI and will assist and cooperate with BPL in the performance of BPL's obligations herein.

                                  Page #2

                                     III.
                                     TERM

     3.1 TERM. This Agreement shall commence as of the Effective Date and, except as specifically provided otherwise in Section 3.4, shall expire on June 30, 2002, unless sooner terminated pursuant to the provisions of this Agreement or by agreement of the Parties.

     3.2 TERMINATION BY CEI. CEI shall have the right to terminate this Agreement upon 90 days prior written notice of termination delivered to BPL, at any time after July 1, 1998, if BPL is not performing its obligations under this Agreement in a reasonable and prudent manner in accordance with industry-accepted standards. If BPL disagrees with such notice, the matter will be submitted to arbitration pursuant to Article VIII hereof. The sole issue to be determined by the arbitrators is whether BPL is not performing its obligations hereunder in a reasonable and prudent manner in accordance with industry-accepted standards. This Agreement shall remain in effect while the arbitrators' decision is pending. In addition, if any of William W. Ballard, Dave Ballard or Joe Kagie shall cease to be an officer or full-time employee of BPL, CEI, at its option, may terminate this Agreement.

     3.3 OPERATIONS FOLLOWING TERMINATION FOR CAUSE. Upon termination of this Agreement, the obligations of the Parties under this Agreement shall cease, but the provisions of the respective Operating Agreements or Third Party Operating Agreements covering the properties acquired by the Parties pursuant to this Agreement or subject to the Acquisition Agreement shall continue to apply to the operation of such properties; provided, however, that CEI shall have the right to submit to arbitration pursuant to Article XIII hereof, following the termination of this Agreement, the issue of whether BPL is performing its responsibilities as operator of any of the properties acquired pursuant to this Agreement or properties subject to the Acquisition Agreement in a reasonable and prudent manner in accordance with industry-accepted standards. If the arbitrators determine that BPL is not performing its responsibilities as to any such property in a reasonable and prudent manner in accordance with industry-accepted standards, BPL shall resign as operator of such property within 30 days after such determination and shall support CEI being designated as operator thereof.

     3.4 OPERATIONS FOLLOWING END OF TERM. Notwithstanding anything contained herein or in the Operating Agreement to the contrary, at any time after June 30, 2002, CEI shall have the right to become the operator of any or all Exploratory Wells drilled by the Parties pursuant to the terms of this Agreement, together with all associated acreage and all development wells related to any such Exploratory Wells. As used herein the term "Exploratory Wells" shall mean wells drilled to find and produce oil or gas in an unproved area to find a new reservoir and designated as such in the original Authority For Expenditure submitted in connection therewith. If CEI exercises such right, BPL shall resign as operator of such properties and shall support CEI as the operator thereof.

                                  Page #3

                                    IV.
                             PAYMENT OF BPL G&A

     4.1. SHARING OF BPL G&A. All BPL G&A shall be borne 60% by CEI and 40% by BPL; provided, however, that CEI shall not be required to pay its share of BPL G&A that exceeds the G&A Budget. CEI shall pay its portion of BPL G&A to BPL at the address specified in Section 9.3 hereof, by the last day of the month following the month for which such BPL G&A is allocated pursuant to the Budget. BPL shall pay the BPL G&A as such costs are incurred.

     4.2 FIRST YEAR BUDGET. CEI and BPL have agreed that the G&A Budget for the first year of this Agreement (i.e., July 1, 1997 to June 30, 1998) shall be the Budget attached hereto as Exhibit "C" (the "First Year G&A Budget").

     4.3 SUBSEQUENT YEARS' BUDGETS. The Parties shall establish G&A Budgets annually during the term of this Agreement covering the next 12 months period commencing July 1st. On or before May 1st in each year, commencing, May 1, 1998, BPL shall submit to CEI a proposed G&A Budget for approval by the Parties by June 1st. If CEI does not approve the G&A Budget by such date, the matter will be submitted to arbitration pursuant to Article VIII hereof. The issue to be determined by the arbitrators is whether the G&A Budget submitted by BPL is consistent with the First Year G&A Budget. Such consistency shall be determined by accessing reasonable industry criteria (including, but not be limited to, G&A cost per barrel of oil equivalent produced, number of operated and non-operated wells managed, number of wells anticipated to be drilled, anticipated level of acquisition activity, etc.) and comparing such criteria as per the First Year G&A Budget to the G&A Budget submitted by BPL for approval. If the panel of arbitrators determines that using such criteria, the proposed G&A Budget is not consistent with the First Year G&A Budget, then the panel will determine what the G&A Budget should be by applying such criteria. While the arbitrators decision is pending, the current G&A Budget shall remain in effect and the Parties shall pay BPL's costs on such basis. If the arbitrators issue their decision after July 1st, such decision shall be applied retroactively to July 1st. Each G&A Budget shall be in writing and shall be attached to this Agreement as an Exhibit.

     4.4 MODIFICATIONS TO THE G&A BUDGET. If BPL or CEI reasonably believes that, as the result of the occurrence of a material event (e.g., a significant acquisition, divestiture, exploration successes, properties rejected by CEI and pursued by BPL involving an expected expenditure of $1,000,000 or more, etc.) costs covered by the current G&A Budget have increased or decreased by a material amount, BPL or CEI may propose and submit to the other Party a proposed revised G&A Budget for such year. If CEI and BPL agree with such revised G&A Budget, it shall be adopted as the current year's G&A Budget and shall be applied retroactively to the date the costs increased or decreased. If the Parties cannot agree to such revised G&A Budget, the matter will be submitted to arbitration pursuant to Article VIII hereof. The sole issue to be determined by the arbitrators is whether the revised G&A Budget accurately reflects an increase or decrease in BPL's costs covered by the G&A Budget directly related to the material event. While the arbitrators' decision is pending, the current G&A Budget shall remain in effect and the Parties

                                  Page #4
shall pay BPL's costs on such basis. If the arbitrators decision approves the revised G&A Budget, such Budget shall be applied retroactively to the date the costs increased or decreased.

                                    V.
                            OPERATING AGREEMENT

     5.1 OPERATING AGREEMENT. The Operating Agreement shall apply to all oil and gas properties acquired jointly by the Parties pursuant to this Agreement and to properties subject to the Acquisition Agreement to the extent such properties are not subject to a Third Party Operating Agreement (as hereinafter defined). Upon the execution of this Agreement, the Parties shall execute the Operating Agreement with the Contract Area provided for therein being the properties subject to the Acquisition Agreement to the extent such properties are not subject to a Third Party Operating Agreement. Upon the joint acquisition of properties within a Prospect pursuant to this Agreement, the Parties shall execute a separate Operating Agreement in the form of Exhibit "B" hereto covering each such Prospect.

     5.2 THIRD PARTY OPERATING AGREEMENTS. The Parties acknowledge that some of the oil and gas properties acquired pursuant to this Agreement will have existing operating agreements, or may require a different operating agreement because of the presence of third party interest owners (in each case, a "Third Party Operating Agreement"). In such event, the Parties shall attempt to conform such Third Party Operating Agreement to the Operating Agreement to the greatest extent possible. When a Third Party Operating Agreement is utilized, it shall supersede the provisions of the Operating Agreement only with respect to the properties covered by such Third Party Operating Agreement.

     5.3 OPERATOR. BPL shall be Operator of all of the properties acquired pursuant to this Agreement and of all of the properties subject to the Acquisition Agreement, unless there is a third party operator of such properties under a Third Party Operating Agreement. CEI shall always vote in favor of BPL becoming operator of any such properties or retaining such operatorship. If, however, CEI reasonably believes that BPL is not operating a property acquired pursuant to this Agreement in a reasonable and prudent manner, it may so notify BPL and request that BPL resign as operator of such properties and assign such operatorship to CEI or support CEI for operatorship if there are third party interest owners in such properties. If BPL disagrees with CEI's notice and refuses to resign, the matter shall be referred to arbitration pursuant to
Article VIII hereof. The sole issue for the arbitrators to determine shall be whether BPL is operating the properties at issue in a reasonable and prudent manner. While the arbitrators' decision is pending, BPL shall continue to operate the properties.

                                  Page #5

                                    VI.
                          AREA OF MUTUAL INTEREST

     6.1. AMI PROPERTIES. The Parties hereby create the AMI. Either Party may recommend to the other Party the acquisition, exploration or development of a Prospect within the AMI.

     6.2 AUCTIONS. If the proposed acquisition is to be made pursuant to a multi-party bid or a public sale, the Parties shall consult at least 10 business days prior to the bid deadline and attempt to agree upon the price to be bid. BPL shall be responsible for making such bids. If the Parties do not agree, the Party wishing to submit the highest bid may pursue the bid independently.

     6.3 AMI PROCEDURES. Either Party (the "Acquiring Party") which proposes to conduct an operation not covered by an Operating Agreement or to acquire an interest or right to participate in a Prospect located within the AMI after execution of this Agreement shall offer in writing to the other Party (the "Non-Acquiring Party") a right to participate in such operation or acquisition as soon as possible, giving full details of the anticipated costs and terms of such operation or acquisition and providing the Non-Acquiring Party with all information in its possession concerning the Prospect. The Non-Acquiring Party may elect to participate in such proposed operation or acquisition by (1) delivering written notice of its election to participate within the lesser of 30 days after its receipt of the proposal or prior to the day the Acquiring Party must commit to the proposed operation or acquisition and (2) paying the Acquiring Party its share of the costs of the proposed operation or acquisition prior to the time the Acquiring Party must pay for such operation or acquisition. If the Non-Acquiring Party elects not to participate in the proposed operation or acquisition or if the Non-Acquiring Party's fails to respond within such time, the Non-Acquiring Party shall have relinquished its right to acquire its share of such Prospect, and such Prospect shall no longer be subject to the terms of this Agreement. If the Non-Acquiring Party delivers notice of its election to participate but fails to timely pay its share of costs, then the Non-Acquiring Party shall also be liable to the Acquiring Party for any damages incurred by the Acquiring Party as a result of the Non-Acquiring Party's failure to pay. Upon payment of a proportionate share of the out-of-pocket costs incurred by the other Party to obtain the interest or the right to participate in such interest, each Party shall have the right to participate in any such Prospect such that the proportion of ownership in such Prospect shall be CEI 60% and BPL 40%.

     Either Party may propose operations, including exploration or development operations, in the AMI. In the event the proposed operations are subject to the terms of a Third Party Operating Agreement at the time the operations are proposed, then the terms of the Third Party Operating Agreement shall control. If the proposed operations are not subject to a Third Party Operating Agreement but are still subject to the terms of this Agreement, then the terms of the Operating Agreement shall control.

                                  Page #6

     6.4 ACQUISITION AND DRILLING COSTS. CEI will pay all of BPL's costs or expenses (i) to acquire Prospects under this Agreement and/or (ii) to explore and develop such Prospects and the properties subject to the Acquisition Agreement to Casing Point on each well drilled on such Prospects or properties, until CEI has expended an aggregate amount of $4,050,000 (the "Carried Amount"), whether or not CEI participates in the Prospect. In the event CEI does not participate in a Prospect the Carried Amount shall only apply to 40% of BPL's interest in such Prospect. Following the expenditure of the Carried Amount, all future costs in the Prospects jointly owned by the Parties will be borne 60% by CEI and 40% by BPL.

                                     VII.
                         CONFIDENTIALITY; ACCESS TO DATA

     7.1 CONFIDENTIALITY. All information pertaining to properties acquired by the Parties pursuant to this Agreement and to the properties subject to the Acquisition Agreement shall be treated by the Parties as confidential unless and until mutually agreed that the same may be released; provided, however, either Party shall be entitled to disseminate information to the public to the extent required by applicable laws or any listing or trading agreement concerning its publicly traded securities or if such disclosure is consistent with the Party's normal disclosure policies. If additional parties are permitted to acquire interests within a property subject to this Agreement or the Acquisition Agreement, such information may be released to such parties provided that they agree to similar confidentiality restrictions.

     7.2 ACCESS TO INFORMATION. Each Party shall have access to all data and information acquired or developed hereunder (to extent such access is not prohibited by third-party agreements) during normal business hours and without disrupting the other Party's business activities. Each Party shall furnish the other Party with copies of any such data and information that the other Party may reasonably request, to the extent the furnishing of same will not violate any third-party agreement.

                                    VIII.
                                 ARBITRATION

     8.1 SELECTION OF ARBITRATORS. Any controversy between the Parties arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by either Party to the other, which notice shall name a qualified, independent arbitrator. Within 10 days after the receipt of such notice, the other Party shall name a qualified, independent arbitrator, or if it fails to do so, the Party giving notice shall name the second arbitrator. The two arbitrators so appointed shall name the third qualified, independent arbitrator within 30 days after the appointment of the second arbitrator or, if they fail to do so, the arbitrator may be appointed by the Senior Judge (in service) of the United States District Court for the District of Colorado. Each Party shall pay the fees and expenses of the arbitrator it names and shall share equally the fees and expenses of the third arbitrator. Each Party shall pay its experts' fees and expenses.

                                  Page #7

     8.2 DETERMINATION. The arbitrators selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within 60 days after appointment of the third arbitrator. If within said period a decision is not rendered by the board, or by a majority thereof, new arbitrators may be named and shall act hereunder, at the election of either Party, in like manner as if none had been previously named.

     8.3 DECISION BINDING. The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the Parties as to the questions submitted, and the Parties will abide by and comply with such decision. The prevailing Party shall be entitled to be paid by the other Party for its reasonable attorneys' fees and expenses.

                                     IX.
                                MISCELLANEOUS

     9.1 DELIVERY OF INFORMATION TO CEI. BPL agrees that it shall make such modifications to its internal systems and programs so that it may deliver to CEI information concerning the properties operated by BPL in the fashion, and upon the time schedule, reasonably required by CEI. All costs of converting and maintaining existing BPL systems at the request of CEI shall be borne by CEI.

     9.2 ASSIGNMENT. Neither Party may assign all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that BPL shall not have the right to withhold its consent to any such assignment by CEI unless BPL reasonably believes that the assignee of CEI does not have the financial capability to perform the obligations of CEI hereunder. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and their respective assigns of rights hereunder. Any assignment of interests subject to this Agreement, however, shall specifically refer to and be made subject to the terms of this Agreement.

     9.3 NOTICES AND RESPONSES. All notices, responses and other communications required or permitted under this Agreement shall be in writing and, unless otherwise specifically provided, shall be delivered personally, or by mail, telecopier or facsimile or delivery service, to the address set forth opposite the signature of the Parties to this Agreement, and shall be considered delivered upon the date of receipt. Each Party may specify a change in its address by giving notice to the other Party in the manner provided in this
Section 9.3, at least 10 days prior to the effective date of such change of address.

     9.4 RELATIONSHIP OF THE PARTIES. This Agreement is not intended to create, and shall not be construed to create, a partnership, mining partnership, joint venture or other relationship or association for profit between or among CEI and BPL, except to the limited extent provided in

                                  Page #8
the Operating Agreement. Each of CEI and BPL shall maintain title to, and shall be free to mortgage or dispose of their respective oil and gas properties within the AMI. Except as expressly provided in this Agreement, each Party shall have the right to independently engage in, and to receive the full benefits from, business opportunities and activities inside or outside the AMI, whether or not competitive with activities pursuant to this Agreement, without consulting the other Party.

     9.5  CONFLICTS.   In the event of a conflict between the terms and
conditions of an Operating Agreement and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

     9.6 ENTIRE AGREEMENT. This Agreement, the Acquisition Agreement and the Operating Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and may not be changed or amended in any way, except with the mutual consent of both Parties, expressed in a written document executed by both Parties.

     9.7 SEVERABILITY CHOICE OF LAW. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the remaining provisions shall be construed as if the invalid, illegal or unenforceable portion or portions were deleted. The construction of this Agreement shall be governed by the laws of the State of Texas.

     9.8 SURVIVAL. Except by mutual agreement of the Parties, the provisions of Sections 3.4 and 7.1 of this Agreement shall remain in effect as between the Parties and their successors and assigns, for so long any properties acquired under this Agreement remain subject to an Operating Agreement or Third Party Operating Agreement, notwithstanding the termination of this Agreement.

     9.9 EXECUTION. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

     EXECUTED AS OF THE dates set forth opposite the respective signatures below, effective, however, as of the Effective Date.

       ADDRESSES                     COMPANY

400 West Illinois               COSTILLA ENERGY, INC.
Suite 100
PO  Box 10369
Midland, TX  79702-6053
Fax:  (915) 686-6053

                                  Page #9

Dated:  August 28, 1997                By: /s/ Clifford N. Hair, Jr.
                                          --------------------------
                                            Clifford N. Hair, Jr.
                                            Vice President - Land


845 12th Street West                   BALLARD PETROLEUM LLC
P.O. Box 20174
Billings, Montana  59104
Fax: (406) 259-3884
Dated:  August 28, 1997                By: /s/ H.J. Kagie
                                          --------------------------
                                            H. J. Kagie
                                            Attorney-in-Fact

                                  Page #10